SENTRA CONSULTING CORP.
466 Central Avenue
Cedarhurst, NY 11516
Telephone: (516) 301-3939

June 21, 2007

Karat Platinum LLC
15 Hoover Street
Inwood, NY 11096

Re: Letter of Intent

Gentlemen:

This Letter of Intent (this “Agreement”) shall set forth our mutual agreement regarding a transaction (the “Transaction”) whereby Sentra Consulting Corp. (“Purchaser”) shall issue common stock in exchange for all the issued and outstanding membership interests of Karat Platinum LLC (the “Company”). This Agreement is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation except as provided below. No other legally binding obligations will be created, implied, or inferred until documentation in final form is executed and delivered by all parties. Without limiting the generality of the foregoing, it is the parties intent that, until that event, no agreement shall exist among them and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, “handshakes,” oral understandings, or courses of conduct (including reliance and changes of position), except as provided below.

1. The Transaction. Purchaser hereby offers to purchase all of the issued and outstanding membership interests of the Company from the current owners thereof in consideration for the issuance of 30,000,000 shares of common stock (the “Consideration Shares”) of the Purchaser and 500,000 common stock purchase warrants, each of which will provide the Company the right to purchase one share of common stock of Purchaser for $0.01 until ten years after the date hereof (the “Consideration Warrants,” and together with the Consideration Shares, the “Consideration Securities”). The Consideration Securities shall be issued to the owners of the Company in proportion to their current equity ownership interest in the Company. If, after the date hereof but prior to the Closing (hereafter defined), Purchaser issues additional shares of common stock or other securities convertible into common stock to a third party without the written consent of Company (except for shares of common stock issued upon the exercise of securities convertible into common stock which were granted prior to the date hereof (which Purchaser represents only includes a warrant for 50,000 shares of common stock)), the number of Consideration Securities will be adjusted so that the number of Consideration Shares and shares of common stock issuable upon exercise of the Consideration Warrants will be equal to 90.7% of the outstanding shares of common stock of Purchaser. Upon consummation of the proposed transaction, the Company shall become a wholly-owned subsidiary of Purchaser.

2. Closing. The closing of the Transaction (the “Closing”) is subject to the following terms:

(i)	The loan by Purchaser to the Company of not less than $1,000,000;
(ii)	Purchaser performing its full due diligence over the Company and being fully satisfied in its absolute discretion with the due diligence;
(iii)	Company performing its full due diligence over the Purchaser and being fully satisfied in its absolute discretion with the due diligence;
(iv)
Delivery to Purchaser of evidence satisfactory to Purchaser that the agreement with Allgemeine Gold-und Silberscheideanstalt AG dated January 13, 2004_is valid, binding and enforceable against the parties thereto;

(v)
Consent from ABN Amro Bank NV, or Harrods Capital LLC, and the lenders to the Company to the Transaction and/or release of the collateral which is pledged to the foregoing persons or entities satisfactory to the Purchaser;

(vi)	Approval of the Transaction by the board of directors of Purchaser and the managers and members of the Company;
(vii)	Delivery of audited financial statements of the Company, in form and substance satisfactory to Purchaser and its independent public auditors; and
(viii)
Execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, including containing customary terms, representations, conditions, covenants and indemnities for a transaction of this nature.

Subject to the forgoing, it is the intent of the parties that definitive documentation with respect to the transactions contemplated in this Agreement shall be executed and delivered within 120 days from the date hereof (hereinafter referred to as the “Outside Closing Date”) and the parties shall use their best efforts to achieve same.

3.  Due Diligence. Each of the Company and its representatives, on one hand, and the Purchaser and its representatives, on the other hand, shall enable the officers, accountants, counsel, bankers and other representatives of such other party access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that such other party may have full opportunity to make such investigation as it desires to make.

4.  Exclusivity. In consideration of the above, the Company shall not, directly or indirectly, through any director, officer, member, manager, employee, agent, creditor, representative or otherwise (and each of said parties shall use reasonable efforts to insure such persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to (x) any business combination with respect to the Company or the business of the Company; or (y) the sale of any of the assets and/or securities of the Company (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other person or entity any information with respect to the assets or business of the Company or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other person or entity to do any of the foregoing. The Company shall promptly notify the Purchaser of any proposal or inquiry made to it or any of its directors, officers, members, managers, creditors, employees, agents, representatives, or otherwise with respect to any of the foregoing.

The foregoing exclusivity shall terminate upon the earlier of the Closing, or the Outside Closing Date, or the date Purchaser terminates this Agreement, provided, however, that if the Transaction has not been consummated prior to the Outside Closing Date as a result of the Purchaser not fulfilling its obligations provided for herein, including without limitation, the loan described in Section 2(i) above, the Company shall be released from its obligations hereunder and this Agreement shall be terminated and have no further force and effect, and provided, further that if the Transaction has not been consummated prior to the Outside Closing Date as a result of the Company not fulfilling its obligations provided for herein, including without limitation, those provided for in Sections 2(iv), (v) and (vii), the exclusivity shall continue until the earlier of the termination of this Agreement by the Purchaser or 60 days after the Outside Closing Date.

5. Brokers. The Company represents and warrants that it shall be solely responsible for commissions or fees payable to any broker or finder (except for any broker or finder retained by Purchaser) as a result of this Agreement or the contemplated Transaction and shall indemnify and hold the Purchaser and its affiliates harmless from any claims that may arise against the Purchaser or its affiliates for such brokerage or finder’s fee in connection with this Agreement and/or the Contemplated Transactions.

6. Expenses. Each party shall bear its own expenses and costs related to the Transaction, including, without limitation, attorneys’ fees and disbursements.

7. Confidentiality.

(i)  Each party hereto shall maintain the other party’s Confidential Information (hereafter defined) in confidence. "Confidential Information" means all information that a party hereto has furnished to the other party which is not generally available to the public, including, but not limited to, financial information, whether tangible or intangible and in whatever form or medium provided, as well as all information generated by the receiving party that contains, reflects, or is derived from the disclosing party’s Confidential Information. The restrictions herein provided shall not apply with respect to Confidential Information which (i) is or becomes a part of the public domain without breach of this Section 7 hereof or (ii) is disclosed pursuant to judicial action or government regulations, provided the receiving party notifies the disclosing party prior to such disclosure and cooperates with the disclosing party in the event the disclosing party elects to legally contest and avoid such disclosure.

(ii)  Except as required by applicable law and in connection with the Transaction, neither party shall disclose nor permit its respective officers, representatives, agents or employees to discuss the existence or terms of this Agreement to any third party without the prior written consent of Purchaser.

8. Board of Directors. The consummation of the Transaction will result in a change of control of Purchaser. The parties agree that upon the Closing, each of the Company and Purchaser shall appoint two members to the Board of Directors of Purchaser and said members shall mutually appoint a fifth member to the Board.

9. Binding Effect; Termination. The parties agree to negotiate in good faith the terms and conditions of the definitive agreements with respect to the Transaction until this Agreement is terminated in accordance with the terms hereof. The parties will use their best efforts to effectuate the closing of the Transaction on or before the Outside Closing Date; provided, however, that this Agreement will terminate upon written notice by Purchaser to the Company at any time prior thereto. Except with respect to paragraphs 6 through 11, inclusive, the parties shall no longer have any rights or obligations with respect to this Agreement after the termination hereof.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein without giving effect to conflict of law principles.

11. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Agreement or any right or obligation hereunder made be made by the parties and any such attempted assignment shall be void.

12. Counterparts.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this Agreement to our attention, whereupon this Agreement shall become a valid and binding agreement between us in accordance with the terms hereof.

SENTRA CONSULTING CORP.

By: /s/ Philip Septimus
Name: Philip Septimus
Title: President

AGREED AND ACCEPTED:

[principal members and managers of the Company:]

By: /s/ David Neuberg
Name: David Neuberg
Title: Member

_____________________